Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 24, 2024, with respect to the consolidated financial statements included in the Annual Report of Mama’s Creations, Inc. on Form 10-K for the years ended January 31, 2024 and 2023.

/s/Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey

November 28, 2025